POWER OF ATTORNEY l, Samit Hirawat, M.D., Chief Medical Officer, Global Drug Development of Bristol-Myers Squibb Company (the "Compru1y"), a corporation duly organized and existing wider the laws of the State of Delawme, in the United States of America, and having its principal place of business at 430 E. 29th Street, l 4'11 Floor, New York, New York, do hereby constitute and appoint each of Sandra Leung, Katherine R. Kelly, Lisa A. Atkins and Jrunes L. Cotton, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements nnder Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectnate such transactions. This Power of Attorney shall remain in full force and effect until l am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked. +h IN WITNESS WHEREOF, I have executed this Power of Attorney on this 2. 4 day of ~J~u~~~e.~---' 2019. LISA A. ATK1"8 ....., "*le, 8fjlte ofNew York Samit Hirawat, M.D . Ne, 02ATl322835 Qu lllflll! In Kings CounlJ Comlnl11l111-.,i1H U, 2023